Exhibit 99.2

Relume Technologies, Inc. and Subsidiaries

Unaudited Consolidated Financial Statements

For the three and six months ended June 30, 2013

RELUME TECHNOLOGIES, INC. AND SUBSIDIARIES

RELUME TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash	$968,573	$1,413,540
Accounts receivable, net	1,015,337	864,908
Inventory, net	2,047,454	1,164,643
Prepaid expenses	26,503	60,319
Other current assets	350	15,403

Total current assets	4,058,217	3,518,813

Property and equipment, net	577,370	671,601
Deposits	30,000	30,000

	$4,665,587	$4,220,414

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Line of credit	$674,334	$197,297
Current portion of long-term notes payable	1,819,746	1,558,223
Current portion of capital leases	63,053	60,533
Accounts payable	2,335,335	1,191,696
Accrued expenses	1,603,812	1,211,926

Total current liabilities	6,496,280	4,219,675

Long-term Debt:
Senior, unsecured notes	524,285	944,295
Capital leases	77,631	109,803
Convertible debt, subordinated notes	4,118,000	3,103,000

Total long-term debt	4,719,916	4,157,098

Stockholders’ deficit	(6,550,609)	(4,156,359)

	$4,665,587	$4,220,414

See accompanying notes to consolidated financial statements.

RELUME TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$2,597,922	$1,620,895	$3,906,001	$3,661,523
Cost of sales	1,854,475	1,179,384	2,928,092	2,616,138

Gross margin	743,447	441,511	977,909	1,045,385

Selling, general and administrative	1,633,942	1,652,136	3,040,263	3,509,109

	(890,495)	(1,210,625)	(2,062,354)	(2,463,724)
Other income (expense):
Interest income	65	1,074	312	2,203
Miscellaneous income	—	—	64	862
Loss on sale of asset	(1,514)	—	(2,830)	—
Interest expense	(184,482)	(118,929)	(345,105)	(233,946)

Total other expense	(185,931)	(117,855)	(347,559)	(230,881)

Net loss	$(1,076,426)	$(1,328,480)	$(2,409,913)	$(2,694,605)

See accompanying notes to consolidated financial statements.

RELUME TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock	Preferred Stock	Additional Paid-in Capital	Retained Deficit	Total
Balance, January 1, 2013	$1,074	$4,568	$22,528,558	$(26,690,559)	$(4,156,359)
Issuance of Common Stock 2,850 Stock options exercised	—	—	71	—	71

Amortization of share-based compensation	—	—	15,592	—	15,592
Net loss	—	—	—	(2,409,913)	(2,409,913)

Balance, June 30, 2013	$1,074	$4,568	$22,544,221	$(29,100,472)	$(6,550,609)

See accompanying notes to consolidated financial statements.

RELUME TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOW

	Six Months Ended June 30,
	2013	2012
OPERATING ACTIVITIES
Net loss	$(2,409,913)	$(2,694,605)
Adjustments to reconcile net loss to net cash flows used in operating activities
Allowance for doubtful accounts	24,513	12,912
Depreciation and amortization	142,023	120,865
Loss on disposal of assets	2,830	—
Note receivable forgiven	—	10,000
Share-based compensation	15,592	62,825
Changes in:
Accounts receivable	(174,942)	47,556
Inventory	(882,811)	(221,357)
Prepaid expenses and other current assets	48,869	18,855
Deposits	—	(30,000)
Accounts payable and accrued expenses	1,535,525	(272,993)

Net cash used in operating activities	(1,698,314)	(2,945,942)

INVESTING ACTIVITIES
Proceeds from sale of property and equipment	1,189	—
Expenditures for property and equipment	(51,811)	(193,340)

Net cash used in investing activities	(50,622)	(193,340)

FINANCING ACTIVITIES
Net activity under line-of-credit	477,037	(4,802)
Principal payments on senior, unsecured notes	(158,487)	(373,686)
Principal payments on capital leases	(29,652)	(30,627)
Borrowings under convertible, subordinated notes	1,015,000	—
Redemption of shares	—	(20,000)
Proceeds from issuance of stock	71	2,134,675

Net cash provided by financing activities	1,303,969	1,705,560

NET CHANGE IN CASH	(444,967)	(1,433,722)

CASH, beginning	1,413,540	2,854,935

CASH, ending	$968,573	$1,421,213

Interest paid	$142,243	$237,232

See accompanying notes to consolidated financial statements.

RELUME TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2013 and December 31, 2012 and the three and six months ended June 30, 2013 and 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying consolidated financial statements include all adjustments, composed of normal recurring adjustments, considered necessary by management to fairly state our financial position, results of operations and cash flows. The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2012. Management has evaluated all subsequent events through the dates these interim consolidated financial statements were issued.

Company Operations

Relume Technologies, Inc. and Subsidiaries (the “Company”) manufacture LED (light-emitting diode) lighting products. The Company has developed and patented technologies that increase the light output, useful life, and reliability of LED’s through aggressive thermal management. The Company sells its products to various customers throughout the United States.

Principles of Consolidation

The accompanying consolidated financial statements include the consolidated accounts of Relume Technologies, Inc., and its wholly owned subsidiaries, Relume Corporation and Sentinel System, LLC. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company, from time to time during the years covered by these consolidated financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

Research and Development

The Company recognizes research and development costs as incurred. Research and development costs are included in general and administrative expense on the consolidated statements of operations and totaled $162,673 and $78,947 for the three months ended June 30, 2013 and 2012, and $286,682 and $129,303 for the six months ended June 30, 2013 and 2012, respectively.

Subsequent Events

The Company has performed a review of events subsequent to the consolidated balance sheet date through September 5, 2013, the date the consolidated financial statements were available to be issued and has determined that there are no material events that have occurred during this period.

NOTE 2 – LINE-OF-CREDIT AGREEMENT

At June 30, 2013 and December 31, 2012, the Company had drawn $674,334 and $197,297, respectively, under a line-of-credit agreement with a bank. During the period ended June 30, 2012, the agreement was amended to increase the maximum amount the Company could borrow up to $1,500,000 or 90% of eligible accounts receivable. Borrowings on the line of credit bear interest at Prime + 1.75% (prime was 3.25% at June 30, 2013) with a floor of 6.75%. In addition, under the terms of the agreement, interest is calculated based on a minimum loan balance of $350,000. The line of credit is secured by substantially all assets of the Company and is due on demand.

NOTE 3 – LONG-TERM DEBT

The Company had the following long-term debt outstanding:

	June 30,	December 31,
	2013	2012
Relume Technologies, Inc. unsecured, due on demand, senior notes payable to a third party. The note bears interest at 9% and is due in March 2015. The agreement calls for monthly interest only payments through March 2010, followed by monthly payments of $4,982 until due. The Company has not made any principal payments on the note.	$240,000	$240,000

Relume Technologies, Inc. senior note payable to a third party in monthly installments of $40,991 through July 2013, increasing to $78,060 thereafter. The note bears interest at 12.5%, is unsecured and due in January 2015.	1,302,231	1,460,717

Relume Technologies, Inc. senior notes payable to various preferred stockholders, with interest ranging from 9% to 12%. The notes are unsecured and due on demand.	40,869	40,869

Relume Technologies, Inc. senior subordinated convertible notes payable to various preferred stockholders, bearing interest at 8%, payable at maturity. The notes are due at various dates through April 2018 and can be converted to equity at any time following the fifth anniversary of the note. The note can be converted using the lowest price at which the most senior class of preferred equity has been issued or sold by the Company. If a change in control occurs while the note is outstanding, an amount equal to three times the remaining outstanding principal amount shall become immediately due and payable to the holder. The notes are subordinated to senior notes payable and are secured by all the assets of the Company.

	4,118,000	3,103,000

Relume Corporation notes payable to stockholders, bearing interest at 6.75%. The notes are unsecured and have no specific repayment terms.	147,000	147,000

Relume Corporation notes payable to stockholders, bearing interest at 9%. The notes are unsecured and have no specific repayment terms.	613,931	613,931

Capital Lease Agreements. See Note 4.	140,684	170,335

	6,602,715	5,775,852
Less current portion of long-term debt	1,882,799	1,618,756

	$4,719,916	$4,157,096

NOTE 4 – CAPITAL LEASES

The Company leases various equipment under capital lease obligations, which amounted to $140,684 and $170,335 at June 30, 2013 and December 31, 2012, respectively. The leases require monthly payments ranging from $127 to $2,520, including interest ranging from 3.9% to 15.1%. The leases mature at various dates through April 2017. The assets and liabilities under capital leases are recorded at the lower of the present value of minimum payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or the estimated productive lives.

The following is a summary of property held under capital leases:

	June 30,	December 31,
	2013	2012
Cost	$233,113	$233,113
Accumulated Depreciation	159,826	123,181

	$73,287	$109,932

Depreciation expense on assets under capital lease for the periods ended June 30, 2013 and December 31, 2012, amounted to $36,645 and $89,073, respectively.

Interest expense on capital lease payments for the six months ended June 30, 2013 and the year ended December 31, 2012, amounted to $5,869 and $15,084, respectively.

NOTE 5 – SHARE-BASED COMPENSATION

The Company has one share-based compensation plan described below. Compensation cost charged against income for the plan in the consolidated statements of operations for share-based compensation arrangements during the three months ended June 30, 2013 and 2012 amounted to $7,796 and $15,998, respectively. Compensation cost charged against income for the plan in the consolidated statements of operations for share-based compensation arrangements during the six months ended June 30, 2013 and 2012 amounted to $15,592 and $62,825, respectively.

The Company’s plan, which is stockholder approved, permits the grant of stock options to its employees up to a maximum of one million shares of the Company’s common stock. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company’s stock at the date of grant. Those option awards generally vest based on four years of continuous service and have ten year contractual terms.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatilities are based on historically volatility of comparable companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for the periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of grant.

There were no options issued during the six months ended June 30, 2013. There were options exercised for 2,850 shares of common stock during the six months ended June 30, 2013. Cash received from option exercise under the plan amounted to $71 for the six months ended June 30, 2013.

NOTE 6 – CASH FLOWS

Supplemental disclosures of non-cash investing and financing activities for the six months ended June 30, 2013 and 2012 is as follows:

During the six months ended June 30, 2012, the Company financed $130,798 of equipment through capital leases. Refer to Note 4 for additional information.

NOTE 7 – GOING CONCERN UNCERTAINTIES

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown in the consolidated financial statements, the Company has incurred significant losses from operations and has consumed approximately $1.7 million and $2.9 million dollars to fund operations for the six months ended June 30, 2013 and 2012. The Company is highly leveraged with significant debt outstanding at June 30, 2013. Further, subsequent to the balance sheet date, Relume Technologies, Inc.’s wholly owned subsidiary, Relume Corporation, filed for bankruptcy. Based on these factors, there is substantial doubt about the Company’s ability to continue as a going concern. Management plans to seek out strategic acquirers to generate sufficient cash flow to fund operations and strategic growth. Refer to Note 8 for additional information. Management recognizes that the Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow the Company to satisfy its obligations on a timely basis. The generation of sufficient cash flow is dependent not only on the successful production and sale of products in the LED market, but also upon the ability to continue to raise cash through the issuance of debt and equity instruments.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to the balance sheet date, 100% of the outstanding stock of the Company was acquired by a third party for $15 million dollars, subject to a net working capital adjustment.

Subsequent to the balance sheet date, Relume Technologies, Inc.’s wholly owned subsidiary, Relume Corporation, filed for bankruptcy under Chapter 7 of the United States bankruptcy code. Total assets of Relume Corporation included in the consolidated balance sheet amounted to $1,397 and $1,513 at June 30, 2013 and December 31, 2012, respectively. Total liabilities of Relume Corporation included in the consolidated balance sheet amounted to $1,581,554 and $1,530,287 at June 30, 2013 and December 31, 2012, respectively.